EXHIBIT 99.1      PRESS RELEASE


         FIRST FEDERAL BANCSHARES COMPLETES STOCK REPURCHASE PROGRAMS

COLCHESTER, Ill.--(BUSINESS WIRE)--Aug. 26, 2003--First Federal Bancshares, Inc. (NASDAQ:FFBI - News) today announced that the Company repurchased approximately 180,000 shares of its common stock, completing its previously announced repurchase programs. The Company repurchased 154,000 shares in a block purchase.

We became aware that a block of our stock was available and, at current trading levels, our Board of Directors believed that it was a good investment," said James J. Stebor, President and Chief Executive Officer of the Company. Mr. Stebor continued, "Since the Company's initial public offering almost three years ago, we have repurchased approximately 765,000 shares, which equals almost 34% of the shares issued. Although this completes our current repurchase program, we will continue to consider additional stock repurchase programs as one of the ways we can enhance overall stockholder value."

As of August 26, 2003, the Company had outstanding 1,840,790 shares of common stock.

First Federal Bancshares, Inc. is the parent of First Federal Bank. First Federal Bank provides community banking services through its nine offices in west-central Illinois and northeastern Missouri.

CONTACT:
     First Federal Bancshares, Inc.
     James J. Stebor, 217-224-8686